As filed with the Securities and Exchange Commission on November 10, 2003

Registration No. 333-109634

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

 Delaware
(State or Other Jurisdiction of Incorporation or Organization)

 06-0853042
(I.R.S. Employer Identification No.)

3 Great Pasture Road
Danbury, Connecticut 06813
(203) 825-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Jerry D. Leitman
FuelCell Energy, Inc.
Chairman of the Board, Chief Executive Officer and President
3 Great Pasture Road
Danbury, Connecticut 06813
(203) 825-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Krantz, Esq.
Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, CT 06904-2305
(203) 462-7500

Approximate date of commencement of proposed sale to the public:
 No longer applicable because shares are being removed from registration

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐______________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐______________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of  1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

On August 4, 2003, we entered into a combination agreement with Global Thermoelectric Inc. to combine Global with us in a share-for-share exchange pursuant to a Plan of Arrangement to be approved by the Court of Queen's Bench of Alberta, Canada.  The Plan of Arrangement was approved by our stockholders October 31, 2003.  The Plan of Arrangement was also approved by the shareholders of Global and by the Court of Queen's Bench of Alberta, Canada, on October 31, 2003.  On November 3, 2003, the combination transaction closed.

Upon closing of the combination:

  all Global common shareholders ceased to be shareholders of Global;

  each Global common shareholder who is a resident of Canada (other than dissenting shareholders) received, at the shareholder's election, either .279 exchangeable shares or .279 shares of our common stock for each Global common share held by that shareholder at the effective time of the combination;

  each Global common shareholder who is not a resident of Canada (other than dissenting shareholders) received .279 shares of our common stock for each Global common share held by that shareholder at the effective time of the combination;

  each outstanding option to purchase Global common shares was assumed by FuelCell and now represents an option to purchase our common stock in accordance with the option's terms based on the exchange ratio used in the combination (.279 shares of FuelCell common stock for each share of Global common stock);

  each share of Global Series 2 Preferred Stock remained outstanding as a preferred share of Global, as a consolidated subsidiary of FuelCell, and we assumed the obligation to issue our common stock upon conversion thereof; and

  Global became a consolidated subsidiary of FuelCell.

The exchangeable shares issued in the combination are structured to be the economic equivalent of FuelCell common stock, and were issued by FCE Canada Inc., an indirect wholly-owned Canadian subsidiary of FuelCell that we call ExchangeCo.  We indirectly own all of the outstanding voting shares of ExchangeCo.  The holders of exchangeable shares have the following principal rights:

  the right to exchange the exchangeable shares for shares of our common stock on a one-for-one basis at any time;

  the right to receive dividends, if any, on a per share equivalent basis, in amounts (or property in the case of non-cash dividends) which are the same, and which are payable at the same time, as dividends declared on our common stock;

  the right to vote, indirectly through a trust arrangement, on a per share equivalent basis, at all stockholder meetings at which holders of shares of our common stock are entitled to vote; and

  the right to participate, on a pro rata basis with the holders of our common stock, in the distribution of assets of FuelCell through the mandatory exchange of exchangeable shares for shares of our common stock.

The exchangeable shares, in effect, have no separate economic or voting rights in respect of ExchangeCo (other than limited class voting rights under the Business Corporations Act (Alberta) and the right to vote on any change in the fundamental terms of the exchangeable shares themselves, in which cases, the exchangeable shares may be subject to automatic redemption).  The exchangeable shares were issued in the combination to generally enable Canadian Global common shareholders to defer recognition of gain or loss on their Global common shares for Canadian federal income tax purposes for as long as they hold exchangeable shares.

In connection with the combination, we filed a registration statement on Form S-3 (Registration No. 333-109634) with the Commission on October 10, 2003.  On October 30, 2003, we filed a pre-effective amendment to the registration statement.  As amended, the registration statement registered the issuance of a total of up to 8,150,719 shares of FuelCell common stock to be issued, from time to time, upon exchange or redemption of up to 8,150,719 exchangeable shares to be issued by ExchangeCo in the combination, and a total of up to 225,286 shares of FuelCell common stock to be issued, from time to time, upon the conversion of the Series 2 Preferred Shares.  On November 3, 2003, the registration statement was declared effective by the Commission.

As explained in an explanatory note to the registration statement, at the time we filed the registration statement, we did not know how many exchangeable shares would be issued be ExchangeCo in the combination.  As a result, we did not know how many shares of FuelCell common stock would be issuable, from time to time, upon exchange or redemption of exchangeable shares issued in the combination.  For purposes of the registration statement, we assumed that all holders of Global common shares would elect to receive exchangeable shares in the combination (as opposed to FuelCell common shares) and, as such, we registered the issuance of a total of up to 8,150,719 shares of FuelCell common stock to be issued, from time to time, upon exchange or redemption of up to 8,150,719 exchangeable shares to be issued in the combination.  Upon closing of the combination, ExchangeCo actually issued a total of 2,572,452 exchangeable shares which, according to their terms, may be exchanged or redeemed, from time to time, for a total of 2,572,452 shares of FuelCell common stock.  Pursuant to the undertaking contained in the registration statement, we are filing this post-effective amendment to remove from registration those shares of FuelCell common stock (5,578,267) that exceed the number of shares of FuelCell common stock (2,572,452) that may actually be issued, from time to time, upon exchange of redemption of the exchangeable shares that were actually issued (2,572,452) in the combination.

                Accordingly, FuelCell files this post-effective amendment to deregister the issuance of a total of 5,578,267 shares of its common stock covered by the registration statement.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 10TH day of November, 2003.

FUELCELL ENERGY, INC.

/s/ Joseph G. Mahler
Joseph G. Mahler Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* /s/ Jerry D. Leitman	Chairman of the Board, President And Chief Executive Officer (Principal Executive Officer)	November 10, 2003
Jerry D. Leitman
* /s/ Joseph G. Mahler	Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Accounting and Financial Officer)	November 10, 2003
Joseph G. Mahler
* /s/ Warren D. Bagatelle	Director	November 10, 2003
Warren D. Bagatelle
* /s/ Christopher R. Bentley	Executive Vice President, Chief Operating Officer and Director	November 10, 2003
Christopher R. Bentley
* /s/ Michael Bode	Director	November 10, 2003
Michael Bode
* /s/ Thomas R. Casten	Director	November 10, 2003
Thomas R. Casten

Signature	Capacity	Date

* /s/ James D. Gerson	Director	November 10, 2003
James D. Gerson
Director
Thomas L. Kempner
* /s/ William A. Lawson	Director	November 10, 2003
William A. Lawson
* /s/ Hansraj C. Maru	Executive Vice President, Chief Technology Officer and Director	November 10, 2003
Hansraj C. Maru
* /s/ Charles J. Murphy	Director	November 10, 2003
Charles J. Murphy
Director
John A. Rolls

*  By:  /s/ Joseph G. Mahler
           ___________________
           Joseph G. Mahler
           Attorney in Fact